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                                                                      EXHIBIT 99

                                                            LIBBEY INC.
                                                            300 MADISON AVENUE
                                                            P.O. BOX 10060
                                                            TOLEDO, OH 43699




AT THE COMPANY:   AT THE FINANCIAL RELATIONS BOARD:
KENNETH WILKES     KENNETH BOERGER      MARILYN WINDSOR        SUZY LYNDE
VP/CFO             VP/TREASURER         GENERAL INQUIRIES      ANALYST INQUIRIES
(419) 326-2490     (419) 325-2279       (312) 640-6692         (312) 640-6772

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 25, 1999


                 LIBBEY INC. ANNOUNCES NEW SHARE REPURCHASE PLAN

        BOARD OF DIRECTORS APPROVES PURCHASE OF ADDITIONAL 875,000 SHARES


TOLEDO, OHIO, OCTOBER 25, 1999--LIBBEY INC. (NYSE: LBY) announced that its Board of Directors authorized the company to buy back as many as an additional 875,000 shares of the company's common stock in open market and negotiated purchases. This new authorization is in addition to an authorized repurchase of 875,000 shares announced on December 15, 1998, pursuant to which 835,000 shares have been repurchased. The average price of the 835,000 shares repurchased was $26.35. In total, the company now has authorization to repurchase up to an additional 915,000 shares.

As of October 18, 1999, Libbey had 16,149,953 shares outstanding. Libbey said the timing of any share repurchases will depend on market conditions and repurchases will be in amounts as deemed advisable.

DESIGNED TO INCREASE SHAREHOLDER VALUE

John F. Meier, chairman and chief executive officer, commenting on the repurchase plan, said, "We have been opportunistic in buying back our common stock, and this new program affords us the continued opportunity to increase shareholder value through a share repurchase program. Our performance in 1999 to date has been strong, with an 11.6 percent increase in income from operations before restructuring charges. Efforts to enhance sales mix, improve capacity utilization and increase our financial returns and earnings per share are working. Coupled with strong cash flow generation in 1999 and a solid financial condition, we will use the program over time to repurchase shares to increase shareholder value."

                                     -MORE-
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                                                                      EXHIBIT 99

LIBBEY INC.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects," "believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve the savings and profit improvements at targeted levels in the company's glassware sales from its capacity realignment efforts and re-engineering programs, or within the intended time periods: inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per unit increases in the costs for natural gas, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States; major slowdowns in the retail, travel or entertainment industries in the United States or Canada; and whether the company completes any significant acquisitions, and whether such acquisitions can operate profitably.

Libbey Inc.:
- is the largest producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 100 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 1998, its net sales totaled $436.5 million.